Exhibit 10.1

September 14, 2024

Brent Stringham

c/o Lantronix, Inc.

48 Discovery, Suite 250

Irvine, CA 92618

Dear Brent:

We want to thank you for your dedicated service to Lantronix, Inc (“Lantronix” or “Company”) since 2012 and to confirm the terms of your promotion as set forth in this letter. Your position and title with the Company will be Chief Accounting Officer effective September 15, 2024 (the “Commencement Date”).

POSITION EXCLUSIVITY

As Chief Accounting Officer, you will report to the Company’s Chief Executive Officer (the “CEO”) while the Company conducts a search for a permanent Chief Financial Officer (“CFO”). As part of such search, you will be considered as one of the candidates. Until a CFO is retained, you will serve as Interim Chief Financial Officer. Once a CFO is hired, you will report thereafter to the CFO (unless you are chosen as CFO, in which case you will continue to report to the CEO).

Upon the Commencement Date, your role will be to serve as the Company’s Principal Accounting Officer and, for any period you serve as Chief Financial Officer (on an interim or permanent basis), the Company’s Principal Financial Officer. Your primary office will be located at the Lantronix offices in 48 Discovery, Suite 250, Irvine, California 92618. During your employment with Lantronix, you will not render any services to any other person or entity, whether for compensation or otherwise, or engage in any business activities competitive with or adverse to the Company’s business or welfare, whether alone, as an employee, as a partner, as a member, or as a shareholder, officer or director of any other corporation, or as a trustee, fiduciary or in any other similar representative capacity of any other entity, without the prior written consent of the CEO.

BASE SALARY

While you are employed with the Company as Chief Accounting Officer, the Company shall pay you a bi-weekly base salary in the amount of $10,269.23 ($267,000.00 on an annualized basis), less applicable withholdings and deductions, paid on the Company’s regular bi-weekly payroll dates. You will be classified as an exempt employee, and your salary will be paid on a salary basis and is intended to compensate you for all hours that you work. Your salary will be reviewed at the time executive salaries are reviewed periodically, and the Company may, in its sole discretion, adjust it to reflect Company performance, your performance, market conditions, and other factors deemed relevant by the Company.

BONUS

While you are employed with the Company as Chief Accounting Officer, you will be eligible to participate in Lantronix’s Annual Bonus Program (“Program”) at a target amount that will be equal to 40% of your base salary. Your bonus percentage is not guaranteed and may be adjusted upward or downward by the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”) in its sole discretion. Your participation will commence with the Fiscal 2025 plan period, which began July 1, 2024 and ends June 30, 2025. Your participation and payment of a bonus and the amount is subject to the terms of the Program and the performance targets established thereunder by the Compensation Committee, as such Programs and targets may be amended from time to time and are generally established every year by the Compensation Committee. Lantronix reserves the right to change or discontinue the Program at any time, and any right to a bonus is subject to your continued employment with the Company through the date that such bonus is actually paid to you.

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RETENTION BONUS

You shall also receive a one-time retention bonus opportunity of $100,000 (“Retention Bonus”), which shall be subject to standard deductions and withholdings as required by law and payable with the Company’s first payroll period following either: (i) the first anniversary of the Commencement Date, (ii) your termination of employment by the Company for any reason other than for Cause (as defined below) before the first anniversary of the Commencement Date, or (iii) your resignation from employment with the Company for Good Reason (as defined below) before the first anniversary of the Commencement Date. Your right to a Retention Bonus is subject to your continued employment with the Company through the first of such dates, and in no event will you be entitled to or considered to have earned the Retention Bonus (or any portion thereof) if your employment with the Company ends due to any other circumstances prior to the first anniversary of the Commencement Date.

For purposes of this letter, “Good Reason” shall mean your resignation within one hundred and twenty (120) days after the Company has taken any of the following actions without your express written consent: (i) a material reduction in your base salary, your target annual bonus opportunity or benefits (unless, outside of a Change in Control context, such reduction is in connection with a salary or benefit reduction program of general application at the senior level executives of the Company); (ii) a material breach by the Company of any written agreement with you, including the Company’s failure to obtain an agreement from any successor to the Company to assume and agree to perform the obligations under this letter in the same manner and to the same extent that the Company would be required to perform, except where such assumption occurs by operation of law; (iii) a material adverse change in your title, duties or responsibilities (other than temporarily while you are disabled or as otherwise permitted by applicable law and other than in connection with the Company hiring or appointing a new Chief Financial Officer); or (iv) relocation of your principal workplace by more than 25 miles and such change results in a material increase in your one-way commute. Notwithstanding the foregoing, Good Reason shall not exist unless you provide the Company written notice of the existence of the one or more of the actions, conditions or events set forth above in this definition of Good Reason within ninety (90) days after the initial existence or occurrence of such action, condition or event, and if such action, event or condition is curable, the Company fails to cure such action, event or condition within thirty (30) days after its receipt of such notice. For clarity, if you serve as interim Chief Financial Officer, the Company hiring or appointing a new Chief Financial Officer (other than you), along with attendant changes in authorities, duties and responsibilities, will not constitute Good Reason.

For purposes of this letter, “Cause” shall mean: (i) gross negligence or willful misconduct in the performance of your duties to the Company; (ii) intentional and continual failure to substantially perform your reasonably assigned duties for the Company; (iii) intentional conduct that is demonstrably and materially injurious to the Company, including but not limited to committing or cooperating in an act of fraud, theft, or dishonesty against the Company; (iv) your breach of a fiduciary duty to the Company or its shareholders; (v) your conviction for, or plea of guilty or nolo contendre to, the commission of any felony or any crime involving deceit, material dishonesty, fraud, embezzlement, theft, any crime that results in or is intended to result in personal enrichment at the expense of the Company, any crime that involves the use or sale of a controlled substance, or any other offense that will adversely affect in any material respect the Company’s reputation or your ability to perform your obligations or duties to the Company; or (vi) your violation of a material written policy of the Company or breach of a written agreement with Company, including but not limited to a breach of the Employment, Confidential Information, and Invention Assignment Agreement. Notwithstanding the foregoing, Cause shall not exist under (i), (ii), (iii), (iv) or (vi) unless the Company provides you with written notice of the existence of one or more of the actions, conditions or events set forth above in such definition of Cause, and if such action, event or condition is curable, you fail to cure such action, event or condition within thirty (30) days after receipt of such notice.

For the sake of clarity, termination of your employment in connection with your death or disability will not be considered termination by the Company without Cause hereunder. For purposes of this letter, you shall be considered disabled if you have been physically or mentally unable to perform your job duties hereunder for a continuous period of at least one hundred twenty (120) days or a total of one hundred fifty (150) days during any one hundred and eighty (180) day period, and you have not recovered and returned to the full time performance of your duties within thirty (30) days after written notice is given to you by the Company following such 120 day period or 180 day period, as applicable.

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RESTRICTED STOCK UNITS

In connection with your promotion, you will receive a one-time grant of restricted stock units from the Company that will be granted to you effective the first day of the month immediately following the Commencement Date and issued to you shortly thereafter, pursuant to, and subject to the terms and provisions of, the Company’s Amended and Restated 2020 Performance Incentive Plan, as amended.

The number of restricted stock units (RSUs) subject to such grant shall equal $145,000 divided by the average of the closing prices (in regular trading) of a share of Company common stock on The Nasdaq Stock Market for the last thirty (30) trading days of the fiscal quarter preceding the fiscal quarter in which the date of grant of such award occurs, rounded to the nearest whole share.

The foregoing RSUs shall vest according to the following schedule: one-third of the foregoing RSUs shall vest on September 1, 2025, subject to your continuing employment with the Company through such date, and no shares shall vest before such date. The remaining RSUs shall vest ratably on first day of the last month of each quarter thereafter for a period of eight (8) quarters, subject to your continuing employment with the Company through such dates. No right to any stock is earned or accrued until such time that vesting occurs, nor does the grant confer any rights to continue vesting or employment.

SEVERANCE

If your employment with the Company is terminated by you for Good Reason or by the Company without Cause, then subject to your execution and non-revocation of a release of claims in a form provided by the Company, then in addition to any base salary earned through the termination date, any earned but as-yet unpaid bonuses, unpaid expense reimbursements and vested benefits to which you are entitled under the terms of any Company employee benefit plan (which compensation and benefits will be paid to you or your estate in connection with your ceasing to be employed without regard to the reason for such cessation), you will be entitled to the following:

•	Severance pay in a total amount equal to the sum of (i) six (6) months of your then current base salary, plus (ii) an amount equal to one hundred percent (100%) of your Company bonus for fiscal year 2025 (collectively, the “Severance Payment”). The Severance Payment shall be less required tax deductions and withholdings and shall be paid in a lump sum on the 53rd day following your date of termination or such later date as is required to avoid potentially adverse taxation under Internal Revenue Code Section 409A pursuant to the provisions under the caption “Section 409A” below.

•	Continued vesting of any equity award under any agreement between you and the Company or any of its subsidiaries or under any plan maintained by Lantronix or any of its subsidiaries in which you participate or participated, including but not limited to the Lantronix 2000 Stock Plan, the Lantronix 2010 Inducement Equity Incentive Plan, the Lantronix 2010 Stock Incentive Plan, the Amended and Restated 2010 Stock Incentive Plan, the Lantronix 2020 Performance Incentive Plan, and the Amended and Restated 2020 Performance Incentive Plan (collectively, the “Equity Plans”) for a period of twelve months after the termination date.

GENERAL

You acknowledge and confirm that you are eligible to serve the Company as an officer and that you will comply with all Company policies and guidelines for our senior officers (including, without limitation, those regarding transactions in Company stock).

The Company is an at-will employer; this means that employment, compensation and benefits can be terminated with or without cause, and with or without notice, at any time at the option of either you or the Company. The Company may modify its compensation and benefits programs from time to time. No terms or conditions of your employment can be modified or changed verbally in any manner.

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CHANGE IN CONTROL

If your employment with the Company is terminated by you for Good Reason or by the Company without Cause within 60 days prior to or 12 months following a Change in Control (as defined below), then, subject to your execution and non-revocation of a release of claims in a form provided by the Company, in keeping with past practice, and resignation from any Company-affiliated board positions, all unvested Company equity awards that you then hold shall fully vest and be settled or become exercisable, as applicable, and you will be entitled to receive (as applicable, the “Change-in-Control Severance Payment”) severance pay in a total amount equal to the sum of (i) twelve (12) months of your then current Base Salary, plus (ii) an amount equal to one hundred percent (100%) of your then current target bonus. The Company will also provide you, your spouse and your eligible dependents with continued group health, dental and vision coverage pursuant to the provisions of COBRA at the level in effect and upon substantially the same terms and conditions as existed under applicable insurance plans immediately prior to the date of termination of your employment (including without limitation contributions required by you, if any, for such benefits), for the first twelve (12) months following the date of termination your employment without Cause or for Good Reason or until you become eligible for comparable benefits from another employer. If you are entitled to severance under this “Change in Control” section, you will not be entitled to any severance or other benefits provided for in the “Severance” section above.

Any Change-of-Control Severance Payments shall be less required tax deductions and withholdings and shall be paid in a lump sum on the 53rd day following your date of termination or such later date as is required to avoid potentially adverse taxation under Internal Revenue Code Section 409A as described under the caption “Section 409A” below. Change-of-Control Severance Payments may also be subject to reduction required to avoid potentially adverse taxation under Internal Revenue Code Section 280G as described under the caption “Section 280G” below.

For purposes of this letter, “Change in Control” shall mean the occurrence of any of the following events: (i) any “person” (as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), becomes the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or, more of the total voting power represented by the Company’s then outstanding voting securities; or (ii) the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets; (iii) the consummation of a merger or consolidation of the Company with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation; or (iv) a majority of the members of the Board are replaced during any twelve- month period by directors whose appointment or election is not endorsed by a majority of the Board before the date of appointment or election. In no event shall a “Change in Control” be deemed to have occurred for purposes of this letter solely because the Company engages in an internal reorganization, which may include a transfer of assets to, or a merger or consolidation with, one or more affiliates.

SECTION 409A

This letter is intended to comply with Section 409A of the Internal Revenue Code (“Section 409A”) or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this offer letter, payments provided under this letter may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this letter that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each instalment payment provided under this letter shall be treated as a separate payment. Any payments to be made under this letter upon a termination of employment shall only be made upon a “separation from service” under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this letter comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by you on account of non- compliance with Section 409A.

Notwithstanding any other provision of this letter, if any payment or benefit provided to you in connection with termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and you are determined to be a “specified employee” as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of your termination date (the “Specified Employee Payment Date”) or, if earlier, on the date of your death. The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to you in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule. To the extent necessary to avoid application of any tax under Section 409A applying to any compensation or benefit included herein that constitutes nonqualified deferred compensation, the definition of “Change in Control” shall be reformed such that a transaction will only qualify as a Change in Control if it also constitutes a “change in control event” as defined under Section 409A.

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SECTION 280G

Notwithstanding any other provision of this letter or any other plan, arrangement or agreement to the contrary, if any of the payments or benefits provided or to be provided by the Company or its affiliates to you or for your benefit pursuant to the terms of this letter or otherwise (“Covered Payments”) constitute parachute payments (“Parachute Payments”) within the meaning of Section 280G of the Internal Revenue Code (“Section 280G”) and would, but for this section be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code (or any successor provision thereto) (“Section 4999”) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then prior to making the Covered Payments, a calculation shall be made comparing (i) the Net Benefit (as defined below) to you of the Covered Payments after payment of the Excise Tax to (ii) the Net Benefit to you if the Covered Payments are limited to the extent necessary to avoid being subject to the Excise Tax. Only if the amount calculated under (i) above is less than the amount under (ii) above will the Covered Payments be reduced to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax (that amount, the “Reduced Amount”). “Net Benefit” shall mean the present value of the Covered Payments net of all federal, state, local, foreign income, employment and excise taxes.

Any such reduction shall be made in accordance with Section 409A and the following: (i) the Covered Payments which do not constitute nonqualified deferred compensation subject to Section 409A shall be reduced first; and (ii) all other Covered Payments shall then be reduced as follows: (A) cash payments shall be reduced before non-cash payments; and (B) payments to be made on a later payment date shall be reduced before payments to be made on an earlier payment date.

Any determination required under this section shall be made in writing in good faith by the accounting firm that was the Company’s independent registered public accounting firm immediately before the change in control (the “Accountants”), which shall provide detailed supporting calculations to the Company and you as requested by the Company or you. The Company and you shall provide the Accountants with such information and documents as the Accountants may reasonably request in order to make a determination under this section. For purposes of making the calculations and determinations required by this section, the Accountants may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G and Section 4999. The Accountants’ determinations shall be final and binding on the Company and you. The Company shall be responsible for all fees and expenses incurred by the Accountants in connection with the calculations required by this section.

ACCEPTANCE

To indicate your acceptance of this offer, please sign the below and return a scanned copy via email to Human Resources at HR@lantronix.com on or before 5:00 pm Pacific time on September 14, 2024. If we do not receive the signed document within the time frame provided herein, this offer will expire.

This offer letter supersedes and replaces any prior understandings, agreements or offer letters, whether oral, written, or implied, between you and the Company regarding the matters described in this letter. All other details related to your employment shall remain the same.

Very truly yours,

LANTRONIX, INC.

/s/ David Goren

David Goren

Vice President of Business Affairs and Corporate Secretary

ACKNOWLEDGED AND ACCPETED BY:

Employee Signature:	/s/ Brent Stringham

Employee Name:	Brent Stringham	Date:	09/14/2024

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